Exhibit 6

THIS WARRANT AND ANY SHARES ACQUIRED UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM. THIS WARRANT AND ANY SHARES ACQUIRED UPON THE EXERCISE OF THIS WARRANT ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS AGREEMENT DATED AS OF THE DATE HEREOF AMONG ONCURE MEDICAL CORP. AND CERTAIN OF ITS STOCKHOLDERS

No. W-001	Issued as of: June 30, 2003

ONCURE MEDICAL CORP.

SERIES C-1 PREFERRED STOCK PURCHASE WARRANT

OnCure Medical Corp., a Delaware corporation (the “Company”), hereby certifies that, for value received, Laurel Holdings II, L.L.C. or its assignee, is entitled, subject to the terms set forth below, to purchase from the Company at any time or from time to time before 5:00 p.m., Boston time, on June 30, 2018, or such later time as may be specified in Section 18 hereof, eighty-four thousand (84,000) fully paid and non-assessable shares of Series C-1 Convertible Preferred Stock, $0.001 par value per share, of the Company (such shares, the “Warrant Shares”), at a purchase price per share of $0.001 (such purchase price per share, as adjusted from time to time, the “Purchase Price”). The number and character of the Warrant Shares and the Purchase Price are subject to adjustment as provided herein.

This Warrant is one of several warrants evidencing the right to purchase shares of Series C-1 Preferred Stock of the Company issued pursuant to a certain Securities Purchase Agreement dated as of June 30, 2003, among the Company and the persons listed on the signature pages thereto (as may be amended from time to time, the “Securities Purchase Agreement”), and the holder of this Warrant shall be entitled to all of the benefits and bound by all of the applicable obligations of such Securities Purchase Agreement.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a) “Affiliate” means as to any specified Person, any other Person controlling, controlled by or under common control with such specified Person.

(b) “Charter” means the certificate of incorporation of the Company, as amended and/or restated from time to time.

(c) “Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

(d) “Company” shall include OnCure Medical Corp., and any corporation which shall succeed to, or assume the obligations of, the Company hereunder.

(e) “Other Securities” refers to any class of stock (other than Series C-1 Preferred Stock) and other securities of the Company or any other person (corporate or otherwise) which the holders of the Warrants at any time shall be entitled to receive, or shall have received, on the exercise of the Warrants, in lieu of or in addition to Series C-1 Preferred Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Series C-1 Preferred Stock or Other Securities.

(f) “Person” means and includes an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization, a limited liability company, or a governmental or any agency or political subdivision thereof.

(g) “Series C-1 Preferred Stock” includes (i) the Company’s Series C-1 Preferred Stock, $0.001 par value per share, as authorized on the date of the Securities Purchase Agreement and (ii) any other security into which or for which the security described in (i) above may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

1. Exercise of Warrant.

1.1 Full Exercise. This Warrant may be exercised at any time before its expiration in full by the holder hereof by surrender of this Warrant, with the form of subscription at the end hereof duly executed by such holder, to the Company at its principal office, accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying the number of shares of Series C-1 Preferred Stock for which this Warrant is then exercisable by the Purchase Price then in effect.

1.2 Partial Exercise. This Warrant may be exercised at any time before its expiration in part by surrender of this Warrant and payment of the Purchase Price then in effect in the manner and at the place provided in subsection 1.1, except that the amount payable by the holder on such partial exercise shall be the amount obtained by multiplying (a) the number of shares of Series C-1 Preferred Stock designated by the holder in the subscription at the end hereof by (b) the Purchase Price then in effect. On any such partial exercise, the Company at its expense will forthwith issue and deliver to or upon the order of the holder hereof a new Warrant or Warrants of like tenor, in the name of the holder hereof or as such holder (upon payment by such holder of any applicable transfer taxes) may request, calling in the aggregate on the face or faces thereof for the number of shares of Series C-1 Preferred Stock for which such Warrant or Warrants may still be exercised.

1.3 Payment by Surrender of Notes. Notwithstanding the payment provisions of subsections 1.1 and 1.2, all or part of the payment due upon exercise of this Warrant in full or in part may be made by the surrender by such holder to the Company of any of the Company’s Notes issued pursuant to the Securities Purchase Agreement and such Notes so surrendered shall be credited against such payment in an amount equal to the principal amount thereof plus premium (if any) and accrued interest to the date of surrender.

1.4 Company Acknowledgment. The Company will, at the time of the exercise of this Warrant, upon the request of the holder hereof acknowledge in writing its continuing obligation to afford to such holder any rights to which such holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If the holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such holder any such rights.

1.5 Trustee for Warrant Holders. In the event that a bank or trust company shall have been appointed as trustee for the holders of the Warrants pursuant to subsection 5.2, such bank or trust company shall have all the powers and duties of a warrant agent appointed pursuant to Section 13 and shall accept, in its own name for the account of the Company or such successor person as may be entitled thereto, all amounts otherwise payable to the Company or such successor, as the case may be, on exercise of this Warrant pursuant to this Section 1.

1.6 Net Issue Election. The holder may elect to receive, without the payment by the holder of any additional consideration, shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the office of the Company. Thereupon, the Company shall issue to the holder such number of duly authorized, validly issued, fully paid and non-assessable shares of Series C-1 Preferred Stock as is computed using the following formula:

X = Y (A-B)

        A

where	X =	the number of shares to be issued to the holder pursuant to this Section 1.6.

	Y =	the number of shares covered by this Warrant in respect of which the net issue election is made pursuant to this Section 1.6.

	A =	the Fair Market Value of one share of Series C-1 Preferred Stock, as determined in accordance with the provisions of this Section 1.6.

	B =	the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 1.6.

For purposes of this Section 1.6 and Section 8, the “Fair Market Value” per share of the Company’s Series C-1 Preferred Stock shall mean:

(a) If the net issue election is exercised in connection with the closing of a Qualified Offering (as defined in the Charter) with respect to which the Company causes a recapitalization of the Series C-1 Preferred Stock pursuant to Section 5O of Part B of Article FOURTH of the Charter, then the sum of (i) the product of (x) the price paid by the public for each share of Common Stock in such Qualified Offering multiplied by (y) the number of shares of Common Stock into which each share of Series C-1 Preferred Stock is then convertible, plus (ii) the amount of the cash payment (excluding any portion attributable to accrued and unpaid dividends) made by the Company with respect to each share of Series C-1 Preferred Stock converted in connection with such recapitalization; or

(b) If the net issue election is exercised in connection with the closing of a public offering of shares of Common Stock pursuant to an effective registration statement, then the product of (x) the price paid by the public for each share of Common Stock in such registered public offering multiplied by (y) the number of shares of Common Stock into which each share of Series C-1 Preferred Stock is then convertible; or

(c) If the net issue election is exercised in connection with the closing of a public offering of shares of Series C-1 Preferred Stock pursuant to an effective registration statement, then the price paid by the public for each share of Series C-1 Preferred Stock in such registered public offering; or

(d) If the net issue election is not exercised in connection with the closing of a registered public offering of shares of the Company’s Common Stock or Series C-1 Preferred Stock, then as follows:

(1)	If the Series C-1 Preferred Stock is traded on a national securities exchange or admitted to unlisted trading privileges on such an exchange, or is listed on the National Market (the “National Market”) of the National Association of Securities Dealers Automated Quotations System (the “NASDAQ”), the Fair Market Value shall be the average of the last reported sale price of the Series C-1 Preferred Stock on such exchange or on the National Market on the last ten business days before the effective date of exercise of the net issue election or if no such sale is made on any day in such ten business day period, the mean of the closing bid and asked prices for such day on such exchange or on the National Market;

(2)	If the Series C-1 Preferred Stock is not so listed or admitted to unlisted trading privileges, the Fair Market Value shall be average of the mean of the last bid and asked prices reported on the last ten business days before the date of the election (1) by NASDAQ or (2) if reports are unavailable under clause (1) above by the National Quotation Bureau Incorporated; and

(3)	If the Series C-1 Preferred Stock is not so listed or admitted to unlisted trading privileges and bid and ask prices are not reported, the Fair Market Value shall be the price per share which the Company could obtain from a willing buyer for shares sold by the Company from authorized but unissued shares, as such price shall be determined by the Board of Directors of the Company in the exercise of good faith, with such member or members of the Board or Directors nominated or elected by the holders of the Series C-1 Preferred Stock and its Affiliates abstaining for purposes of such determination.

The parties acknowledge that the exercise of this Warrant pursuant to this Section 2 shall constitute a “reorganization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and the Company agrees not to take any position inconsistent with such treatment for federal income tax purposes including, but not limited to, in any filing, return or information statement.

2. Delivery of Stock Certificates, etc. on Exercise. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within ten (10) days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the holder hereof, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of fully paid and non-assessable shares of Series C-1 Preferred Stock (or Other Securities) to which such holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash equal to such fraction multiplied by the then current market value of one full share, together with any other stock or other securities and property (including cash, where applicable) to which such holder is entitled upon such exercise pursuant to Section 1 or otherwise.

3. Adjustment for Dividends in Other Stock, Property, etc.; Reclassification, etc. In case at any time or from time to time, the holders of Series C-1 Preferred Stock (or Other Securities) in their capacity as such shall have received, or (on or after the record date fixed for the determination of shareholders eligible to receive) shall have become entitled to receive, without payment therefor,

(a) other or additional stock or other securities or property (other than cash) by way of dividend, or

(b) any cash (excluding cash dividends payable solely out of earnings or earned surplus of the Company), or

(c) other or additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, recapitalization, combination of shares or similar corporate rearrangement, other than additional shares of Series C-1 Preferred Stock (or Other Securities) issued as a stock dividend or in a stock-split (adjustments in respect of which are provided for in Section 4), then and in each such case the holder of this Warrant, on the exercise hereof as provided in Section 1, shall be entitled to receive the amount of stock and other securities and property (including cash in the cases referred to in subdivisions (b) and (c) of this Section 3) which such holder would hold on the date of such exercise if on the date hereof he had been the holder of record of the number of shares of Series C-1 Preferred Stock called for on the face of this Warrant and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and all such other or additional stock and other securities and property (including cash in the cases referred to in subdivisions (b) and (c) of this Section 3) receivable by him as aforesaid during such period, giving effect to all adjustments called for during such period by Sections 4 and 5.

4. Stock Dividends, Subdivisions and Combinations. In the event that the Company shall at any time either subdivide its outstanding shares of Series C-1 Preferred Stock into a greater number of shares or effect a stock split of its Series C-1 Preferred Stock payable in the form of a dividend, the Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares purchasable pursuant to this Warrant immediately prior to such subdivision shall be proportionately increased, and conversely, in the event that the outstanding shares of Series C-1 Preferred Stock of the Company shall at any time be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares purchasable upon the exercise of this Warrant immediately prior to such combination shall be proportionately reduced.

5. Adjustment for Reorganization, Consolidation, Merger, etc.

5.1 Reorganization, Consolidation, Merger, etc. In case at any time or from time to time after the date hereof, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, the holder of this Warrant, on the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Series C-1 Preferred Stock (or Other Securities) issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 4.

5.2 Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the holders of the Warrants after the effective date of such dissolution pursuant to this Section 5 to a bank or trust company having its principal office in Boston, Massachusetts, as trustee for the holder or holders of the Warrants.

5.3 Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 5, this Warrant shall continue in full force and effect, subject to expiration in accordance with Section 18 hereof, and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 6.

6. No Dilution or Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrants, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Warrants against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value or stated value of any shares of stock receivable on the exercise of the Warrants above the amount payable therefor on such exercise, (b) subject to Section 10 hereof, will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock on the exercise of all Warrants from time to time outstanding, and (c) will not transfer all or substantially all of its properties and assets to any other person (corporate or otherwise), or consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person shall expressly assume in writing and become bound by all the terms of the Warrants.

7. Accountants’ Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Series C-1 Preferred Stock (or Other Securities) issuable on the exercise of the Warrants, the Company at its expense will promptly cause independent certified public accountants of recognized standing selected by the Company to compute such adjustment or readjustment in accordance with the terms of the Warrants and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Series C-1 Preferred Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Series C-1 Preferred Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the Purchase Price and the number of shares of Series C-1 Preferred Stock to be received upon exercise of this Warrant, in effect immediately prior to such issue or sale and as adjusted and readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to each holder of a Warrant, and will, on the written request at any time of any holder of a Warrant, furnish to such holder a like certificate setting forth the Purchase Price at the time in effect and showing how it was calculated.

8. Right to Put Warrant or Warrant Shares to Company.

8.1 General. From and after the earlier of (i) a Qualifying Liquidity Event (as defined in the Securities Purchase Agreement) or (ii) June 30, 2008, the holder of this Warrant shall have the right to sell to the Company (and upon exercise of that right, the Company agrees to repurchase) this Warrant or some or all of the Warrant Shares issued or issuable hereunder (the “Put Right”). If the Put Right is exercised with respect to this Warrant, the repurchase price shall equal the difference of (A) the Fair Market Value multiplied by the aggregate number of Warrant Shares then purchasable under the Warrant, less (B) the aggregate Purchase Price for all such Warrant Shares then purchasable hereunder; and if the Put Right is exercised with respect to Warrant Shares, the purchase price shall equal the Fair Market Value multiplied by the number of Warrant Shares to be repurchased by the Company (in each case, the “Repurchase Price”). The Put Right shall survive and continue notwithstanding any exercise in full of this Warrant by any holder hereof.

8.2 Notice and Payment. A holder of this Warrant or of Warrant Shares shall give the Company at least twenty (20) business days prior written notice (which notice shall be irrevocable) of its intention to exercise its Put Right (the “Put Notice”), which notice shall specify a proposed date for the repurchase and, if applicable, shall specify the number of Warrant Shares to be repurchased by the Company. The closing of any repurchase of this Warrant or Warrant Shares pursuant to Section 8.1 (the “Put Closing”) shall take place at the offices of the Company at 10:00 a.m., Boston time, on a Business Day (the “Put Closing Date”) which shall not be later than the latest to occur of (i) the date specified in the Put Notice or (ii) the date five days after a final determination of the Fair Market Value. At a Put Closing, (i) each holder that has exercised its Put Right shall deliver to the Company this Warrant or the Warrant Shares (and the certificates representing the Warrant Shares), as the case may be, to be repurchased by the Company at the Put Closing, duly endorsed (or accompanied by appropriate stock powers duly endorsed) for the transfer to the Company and a representation that such holder has good title to the Warrant or Warrant Shares, as the case may be, and (ii) against delivery of the Warrant or Warrant Shares (and the stock certificate or certificates as aforesaid), as the case may be, the Company shall deliver to such holder that has exercised its Put Right, by wire transfer to an account designated by such holder or, if such holder has not designated such an account at least two days prior to the Put Closing Date, by cashiers check payable to the order of such holder, a cash payment in immediately available funds in an amount equal to the Repurchase Price.

9. Notices of Record Date, etc. In the event of

(a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

(b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all the assets of the Company to or consolidation or merger of the Company with or into any other person, or

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(d) any proposed issue or grant by the Company of any shares of stock of any class or any other securities, or any right or option to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities (other than the issue of any shares of capital stock issuable upon the exercise, exchange or conversion of any securities outstanding on the date hereof), then and in each such event the Company will mail or cause to be mailed to each holder of a Warrant a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Series C-1 Preferred Stock (or Other Securities) shall be entitled to exchange their shares of Series C-1 Preferred Stock (or Other Securities) for securities or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up, and (iii) the amount and character of any stock or other securities, or rights or options with respect thereto, proposed to be issued or granted, the date of such proposed issue or grant and the persons or class of persons to whom such proposed issue or grant is to be offered or made. Such notice shall be mailed at least twenty (20) days prior to the date specified in such notice on which any such action is to be taken.

10. Reservation of Stock, etc. Issuable on Exercise of Warrant. The Company has such number of shares of Series C-1 Preferred Stock as shall be sufficient for the exercise in full of this Warrant, and will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, all shares of Series C-1 Preferred Stock (or Other Securities) from time to time issuable on the exercise of the Warrant. The Company shall have authorized by not later than August 15, 2003 such number of shares Common Stock as shall be sufficient for the conversion in full of the shares of Series C-1 Preferred Stock issuable upon exercise of this Warrant, and thereupon will at all times reserve and keep available such number of shares of Common Stock as shall be sufficient for the conversion in full of such Series C-1 Preferred Stock.

11. Exchange of Warrants. On surrender for exchange of any Warrant, properly endorsed, to the Company, the Company at its expense will issue and deliver to or on the order of the holder thereof a new Warrant or Warrants of like tenor, in the name of such holder or as such holder (on payment by such holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Series C-1 Preferred Stock called for on the face or faces of the Warrant or Warrants so surrendered.

12. Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction of any Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

13. Warrant Agent. The Company may, by written notice to each holder of a Warrant, appoint an agent having an office in Boston, Massachusetts for the purpose of issuing Series C-1 Preferred Stock (or Other Securities) on the exercise of the Warrants pursuant to Section 1, exchanging Warrants pursuant to Section 11, and replacing Warrants pursuant to Section 12, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

14. Remedies. The Company stipulates that the remedies at law of the holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

15. Negotiability, etc. This Warrant is issued upon the following terms, to all of which each holder or owner hereof by the taking hereof consents and agrees:

(a) title to this Warrant may be transferred by endorsement (by the holder hereof executing the form of assignment at the end hereof) and delivery in the same manner as in the case of a negotiable instrument transferable by endorsement and delivery; and

(b) any person in possession of this Warrant properly endorsed for transfer to such person (including endorsed in blank) is authorized to represent himself as absolute owner hereof and is empowered to transfer absolute title hereto by endorsement and delivery hereof to a bona fide purchaser hereof for value; each prior taker or owner waives and renounces all of his equities or rights in this Warrant in favor of each such bona fide purchaser, and each such bona fide purchaser shall acquire absolute title hereto and to all rights represented hereby. Nothing in this paragraph (b) shall create any liability on the part of the Company beyond any liability or responsibility it has under law.

16. Notices, etc. All notices, requests, demands and other communications from the Company to the holder of this Warrant shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express overnight courier service or electronic facsimile transmission with a copy by mail, or delivered at such address as may have been furnished to the Company in writing by such holder or, until any such holder furnishes to the Company an address, then to, and at the address of, the last holder of this Warrant who has so furnished an address to the Company. All such notices, requests, demands and other communications shall, when mailed or otherwise sent shall be effective (i) two days after being deposited in the mail or (ii) one day after being delivered deposited with the express overnight courier service or sent by electronic facsimile transmission (with receipt confirmed), respectively, addressed as aforesaid.

17. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be construed and enforced in accordance with and governed by the internal laws of The State of Delaware. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. This Warrant is being executed as an instrument under seal. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

18. Expiration. The right to exercise this Warrant shall expire at 5:00 p.m., Boston time, on the later of (i) June 30, 2018 or (ii) at such time as all principal, premium (if any) and interest on the Notes (as defined in the Securities Purchase Agreement) is paid in full. Notwithstanding the foregoing, this Warrant shall automatically be deemed to be exercised in full pursuant to the provisions of Section 1.6 hereof, without any further action on behalf of the holder, immediately prior to the time this Warrant would otherwise expire pursuant to the preceding sentence.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has executed this Warrant under seal as of the date first written above.

ONCURE MEDICAL CORP.

By:	/s/ JEFFREY A. GOFFMAN

Name: Jeffrey A. Goffman

Title: President and CEO

[Corporate Seal]

Attest:

By:	/s/ RICK BAKER
Name: Rick Baker
Title: CFO

FORM OF SUBSCRIPTION

(To be signed only on exercise of Warrant)

ONCURE MEDICAL CORP.

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise this Warrant for, and to purchase thereunder,             shares of Series C-1 Preferred Stock of ONCURE MEDICAL CORP. and herewith makes payment of $             therefor, and requests that the certificates for such shares be issued in the name of, and delivered to                     , federal taxpayer identification number             , whose address is

Dated:

(Signature must conform to name of holder as specified on the face of the Warrant)

(Address)
Signed in the presence of:

FORM OF ASSIGNMENT

(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto             , federal taxpayer identification number             , whose address is                                 , the right represented by the within Warrant to purchase shares of Series C-1 Preferred Stock of ONCURE MEDICAL CORP. to which the within Warrant relates, and appoints                      Attorney to transfer such right on the books of ONCURE MEDICAL CORP. with full power of substitution in the premises.

Dated:

(Signature must conform to name of holder as specified on the face of the Warrant)

(Address)
Signed in the presence of:

NET ISSUE ELECTION NOTICE

To: OnCure Medical Corp. (or its successor)	Date:

The undersigned                                 , as the registered holder of the within Warrant, hereby elects under Section 1.6 to surrender the right to purchase              shares of Series C-1 Preferred Stock pursuant to this Warrant. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature

Name for Registration

Mailing Address

2